EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 14, 2007

♦NEWS♦

FOR RELEASE:  November 14, 2007

PetroHunter Energy Corporation Completes $9.36 Million Financing

Denver, Colo. – November 14, 2007 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter”) is pleased to report that it has completed the placement of 8.5% convertible debentures in the aggregate principal amount of $9,360,434 to accredited investors.

Of the debentures placed, approximately $2.9 million was to investors in an earlier private placement that was never completed.  Among the investors converting subscriptions from the earlier placement is Bruner Family Trust, one of whose trustees is Marc E. Bruner, the son of Marc A. Bruner, the largest beneficial holder of PetroHunter’s outstanding shares.

The debentures mature in five years and are convertible at any time by the holders into shares of PetroHunter common stock at a price equal to $0.15 per share. The debentures are convertible at the option of PetroHunter so long as there is an effective registration statement covering the shares underlying the debentures and the volume-weighted average price of PetroHunter’s common stock over 20 consecutive trading days is at least 200% of the per share conversion price, with a minimum average trading volume of 300,000 shares per day.

The debenture holders also received five-year warrants that allow the holders to purchase a total of 62,402,893 shares of common stock at prices ranging from $0.24 to $0.27 per share.

Repayment of the debentures is secured by PetroHunter’s shares of its Australian subsidiary.

Charles Crowell, Chairman and CEO of PetroHunter, commented, “This financing, together with the proceeds from the recent sale of our heavy oil assets, will enable PetroHunter to focus on continuing to develop our core assets in the Piceance Basin of Colorado and to move toward achieving our objectives in Australia.”

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Heavy Oil Ltd., PetroHunter Operating Company, and Sweetpea Corporation Pty

Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 21,663 net mineral acres in Colorado and over 7,000,000 net mineral acres in Australia.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1875 Lawrence Street, Suite 1400
Denver Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 572-8927

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David Brody	Vice President and General Counsel
(303) 572-8900

Investor Relations Contact:
Bevo Beaven	CTA Integrated Communications
Sr. Vice President/General Manager
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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